Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

VERAMARK TECHNOLOGIES, INC.,

VARSITY ACQUISITION, LLC

and

ALL BIG TEN HOLDINGS, INC.

dated as of

April 30, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, is entered into as of April 30, 2013, by and among Veramark Technologies, Inc., a Delaware corporation (the “Target”), Varsity Acquisition, LLC, a Delaware limited liability company (“Parent”), and All Big Ten Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent desires to acquire the Target on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.10 per share, of the Target (the “Target Common Stock”), at a price per share of Target Common Stock of $0.98 (the “Offer Price”) net to the Selling Stockholder in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub will be merged with and into the Target with the Target surviving that merger (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each issued and outstanding share of Target Common Stock (other than (a) shares of Target Common Stock owned directly or indirectly by Parent, Merger Sub or the Target and (b) the Dissenting Shares) will be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Target (the “Target Board”), acting upon the recommendation of a special committee of independent directors previously appointed (the “Special Committee”) and in reliance on the Fairness Opinion, has, on the terms and subject to the conditions set forth herein, (a) determined that the Offer, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the Target and its stockholders, (b) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by its stockholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Target than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Book-Entry Shares” has the meaning set forth in Section 4.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 4.01(b).

“Certificate of Merger” has the meaning set forth in Section 3.03.

“Charter Documents” has the meaning set forth in Section 5.01(b).

“Closing” has the meaning set forth in Section 3.02.

“Closing Date” has the meaning set forth in Section 3.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and any similar state group health plan continuation law.

“Code” has the meaning set forth in Section 4.05.

“Conduct of Business End Date” has the meaning set forth in Section 7.01.

“Confidentiality Agreement” has the meaning set forth in Section 7.03(b).

“Consent” has the meaning set forth in Section 5.03(c).

“Contract” means any agreement, contract, subcontract, lease or sublease of personal or real property, purchase order, arrangement, commitment, license or sublicense (but excluding any Target Employee Plans).

“December 2012 Confidentiality Agreement” has the meaning set forth in Section 7.03(b).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” has the meaning set forth in the introductory language in Article V.

“Dissenting Shares” has the meaning set forth in Section 4.03.

“Effective Time” has the meaning set forth in Section 3.03.

“Environmental Law” means any Law relating to either (a) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land or natural resources), or (b) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations issued pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 4.02(a).

“Expenses” means, with respect to any Person, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Target Proxy Statement or Information Statement, regulatory approvals, and all other matters related to the Merger or other transactions contemplated hereby.

“Expiration Time” has the meaning set forth in Section 2.01(d).

“Fairness Opinion” has the meaning set forth in Section 5.18.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” has the meaning set forth in Section 7.04(a).

“Go-Shop Period End Date” has the meaning set forth in Section 7.04(a).

“Governmental Entity” means any government, governmental agency, court or regulatory or administrative body.

“Hazardous Substance” means any hazardous, toxic, chemical or dangerous substance, pollutant, contaminant, waste or material, that is regulated by any Governmental Entity, including the following: (a) any material, substance or waste that is defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “regulated waste” or “toxic substance” under any Environmental Law, (b) petroleum, petroleum products, waste oil, and their constituents and fractions, (c) asbestos and asbestos-containing materials and (d) radon and radioactive materials.

“Indemnified Party” has the meaning set forth in Section 7.08(a).

“Independent Director” has the meaning set forth in Section 2.03(a).

“Information Statement” has the meaning set forth in Section 5.16.

“Initial Expiration Time” has the meaning set forth in Section 2.01(d).

“Intellectual Property” means all rights anywhere in the world in, to or arising from (a) Patents, (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how and processes, (c) copyrights, copyright registrations and applications therefor, including the copyright in software, and all other rights corresponding thereto, including all statutory or common law rights thereto, (d) mask works and registrations and applications therefor, (e) industrial designs and any registrations and applications therefor, (f) Trademarks, (g) any moral right or like rights and (h) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of the Target that was not known to the Target Board on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Target Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Target Board prior to the time at which the Target receives the Requisite Target Vote; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Knowledge” means, when used with respect to the Target, the actual knowledge of the Chief Executive Officer of the Target, the Chief Financial Officer of the Target, the Senior Vice President of Strategic Services of the Target, or the Senior Vice President of Engineering and Operations of the Target, after reasonable inquiry, and, when used with respect to Parent, the actual knowledge of James Zedella, after reasonable inquiry.

“Law” means any applicable law, ordinance, rule, regulation, code, order, injunction, judgment or decree or judicial or administrative doctrine promulgated or issued by any Governmental Entity.

“Lease” means all leases, subleases and other agreements under which the Target leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” means all real property that the Target leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 7.08(c).

“May 2012 Confidentiality Agreement” has the meaning set forth in Section 7.03(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 2.01(b).

“Non-Party Affiliates” has the meaning set forth in Section 10.04.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.01(f).

“Offer Conditions” has the meaning set forth in Section 2.01(b).

“Offer Documents” has the meaning set forth in Section 2.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.01(c).

“Option Consideration” has the meaning set forth in Section 4.07(a).

“Order” means any writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Outside Date” has the meaning set forth in Section 2.01(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Fee” means $300,000.

“Patents” means all United States and foreign patents and applications therefor, including all reissues, divisions, renewals, revisions, revivals, reexaminations, extensions, provisional patents, continuations, continuing prosecution applications and continuations-in-part.

“Payment Fund” has the meaning set forth in Section 4.02(a).

“Permits” means permits, licenses, clearances, authorizations and approvals from Governmental Entities.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (b) any exceptions caused solely by Parent or any of its Subsidiaries, including Merger Sub, or their respective Representatives, (c) mechanics’, carriers’, workers’, repairmen’s, statutory or common law Liens, which relate to amounts not yet due or payable or which Liens are being contested in good faith, (d) conditional sales or title retention agreements (if any) to which any of the capital assets comprising the assets of the Target are subject, (e) easements, covenants, licenses and other restrictions that do not materially interfere with the operation of, materially and adversely affect the value of, or result in a Target Material Adverse Effect with respect to, any real estate, (f) zoning, building codes, and other land use Laws regulating the use or occupancy of any real estate or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real estate, (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (h) any other Liens that, in the aggregate, do not materially and adversely affect the value or the continued use of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Representatives” has the meaning set forth in Section 7.04(a).

“Requisite Target Vote” has the meaning set forth in Section 5.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.04(e).

“Schedule 14D-9” has the meaning set forth in Section 2.02(a).

“Schedule TO” has the meaning set forth in Section 2.01(h).

“SEC” has the meaning set forth in Section 2.01(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder” means a Person that validly tenders Target Common Stock in connection with the Offer and does not validly withdraw such tender.

“Special Committee” has the meaning set forth in the Recitals.

“Stock Award Consideration” has the meaning set forth in Section 4.07(b).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other transaction, of all or substantially all of the Target’s assets or a majority of the outstanding Target Common Stock, that the Target Board determines in good faith (after consultation with outside legal counsel and the Target’s financial advisor and upon recommendation of the Special Committee) is more favorable from a financial point of view to the holders of Target Common Stock than the transactions contemplated by this Agreement, taking into account (a) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (b) the identity of the third party making such Takeover Proposal, (c) the other terms and conditions of such Takeover Proposal that affect value to the stockholders and the implications thereof on the Target’s stockholders, including relevant legal and regulatory implications, and/or (d) other aspects of such Takeover Proposal deemed relevant by the Target Board.

“Surviving Corporation” has the meaning set forth in Section 3.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Target equal to twenty percent (20%) or more of the fair market value of the Target’s assets or to which twenty percent (20%) or more of the Target’s net revenues or net income is attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Target, (c) tender offer or exchange offer that if consummated would result in any Person “beneficially owning” (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Target, (d) merger, consolidation, other business combination or similar transaction involving the Target, pursuant to which such Person would own twenty percent (20%) or more of the assets, net revenues or net income of the Target, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Target or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Target in excess of twenty percent (20%) of the fair market value of the Target’s assets.

“Target” has the meaning set forth in the Preamble.

“Target Acquisition Agreement” has the meaning set forth in Section 7.04(d).

“Target Adverse Recommendation Change” has the meaning set forth in Section 7.04(d).

“Target Balance Sheet” has the meaning set forth in Section 5.04(d).

“Target Board” has the meaning set forth in the Recitals.

“Target Board Recommendation” has the meaning set forth in Section 5.03(d).

“Target Common Stock” has the meaning set forth in the Recitals.

“Target Employee” means a current employee of the Target.

“Target Employee Plans” means the employee benefit and executive compensation plans, programs and policies (including “employee benefit plans” as defined in Section 3(3) of ERISA) maintained by the Target.

“Target Equity Award” means a Target Stock Option or a Target Stock Award, as the case may be.

“Target ERISA Affiliate” means any Person that, together with the Target, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Target Financial Advisor” has the meaning set forth in Section 5.10.

“Target IP” has the meaning set forth in Section 5.07(b).

“Target IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Target is a party or under which the Target is a licensor or licensee.

“Target Material Adverse Effect” means such fact, event, change or effect that (a) would reasonably be expected to materially impair the ability of the Target to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (b) has had or would reasonably be expected to have a material adverse effect on the Target’s businesses, results of operations, prospects, condition (financial or otherwise), or assets of the Target, taken as a whole, except for and excluding any fact, event, change or effect (i) that would have a short-term effect on the Target, (ii) relating to general economic or political conditions, (iii) relating to conditions caused by acts of God, terrorism or war (whether or not declared) to the extent not directly causing physical damage to the Target’s assets, (iv) affecting Persons in the industries in which the Target’s businesses operate, including any related to or caused by seasonality, consumer demand or the solvency or state of the business of third-parties in such industries, (v) that arises or relates to any change of Law or any change in GAAP, (vi) relating to the Target’s failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, (vii) that arises from, relates to, or has been reflected in this Agreement or the Disclosure Schedules, or that arises from or relates to an item or items disclosed in the reports, schedules, forms, statements and other documents filed by the Target with, or furnished by the Target to, the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but only to the extent that such fact, event, change or effect is apparent from the disclosure itself) between January 1, 2011 and the date hereof, (viii) that becomes applicable as a result of the business or activities that Parent or any of its Subsidiaries, including Merger Sub, is or proposes to be engaged in or as a result of any acts or omissions of Parent or any of its Subsidiaries, including Merger Sub, (ix) that results from the Target taking any action at the request of Parent or any of its Subsidiaries, including Merger Sub, and (x) that results from the Target’s failure to take any action, which the Target cannot take under this Agreement without Parent’s consent and for which action Parent does not provide consent; provided, however, that any event, change and effect referred to in clauses (ii)-(v) immediately above shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur only if such event, change or effect has a disproportionate effect on the Target compared to other participants in the industries in which the Target conducts its businesses.

“Target Material Contract” has the meaning set forth in Section 5.15(a).

“Target-Owned IP” means all Intellectual Property owned by the Target.

“Target Proxy Statement” has the meaning set forth in Section 5.03(c).

“Target SEC Documents” has the meaning set forth in Section 5.04(a).

“Target Securities” has the meaning set forth in Section 5.02(b)(ii).

“Target Stock Award” has the meaning set forth in Section 4.07(b).

“Target Stockholders Meeting” has the meaning set forth in Section 5.16.

“Target Stock Option” has the meaning set forth in Section 4.07(a).

“Target Stock Plans” means those plans identified on Schedule 5.12(a) pursuant to which the Target may issue options or other rights to acquire shares of Target Common Stock.

“Taxes” means all taxes levied or imposed by any Governmental Entity, including income, gross receipts, windfall profits, value added, severance, production, sales, use, license, excise, franchise, employment, environmental, real property, personal property, transfer, ad valorem, payroll, social security, occupation, capital stock, profits, customs duties, escheat, stamp, unclaimed property, disability, registration, intangible, alternative minimum, estimated, withholding or other taxes of any nature whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed or contested, including any lawsuit for the payment of Taxes of another Person as a result of being a member of a consolidated, combined, unitary or affiliated group for any period, as a result of a tax sharing or tax indemnity agreement, or as a result of being a transferee or successor.

“Tax Returns” means all reports, returns, declarations, statements, elections, claims for refund and other forms or documents required to be filed with respect to Taxes, including all attachments thereto and any amendments thereto.

“Termination Fee” means $500,000.

“Top-Up Option” has the meaning set forth in Section 2.04(a).

“Top-Up Option Exercise Period” has the meaning set forth in Section 2.04(a).

“Top-Up Shares” has the meaning set forth in Section 2.04(a).

“Trademarks” means trademarks, service marks, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 5.02(c).

Section 1.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference is to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” includes the Disclosure Schedules, as it may be amended from time to time in accordance with the terms hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE OFFER

Section 2.01 The Offer.

(a) On the fifth (5th) Business Day after the end of the Go-Shop Period, Merger Sub will (and Parent will cause Merger Sub to) “commence” (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) The obligation of Merger Sub to accept for payment and pay for any shares of Target Common Stock validly tendered and not validly withdrawn pursuant to the Offer will be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Target Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Target Common Stock then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all options, warrants or other securities convertible or exchangeable into Target Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)) (the “Minimum Condition”), and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Section 8.01(together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub will (and Parent will cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Target Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each share of Target Common Stock validly tendered and not validly withdrawn pursuant to the Offer will be paid net to the Selling Stockholder in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer will be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Target, Merger Sub will not (i) reduce the number of shares of Target Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Section 8.01 or Section 8.03 or modify or change any Offer Condition in a manner adverse to any of the Target’s stockholders, (v) except as otherwise provided in this Section 2.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to any of the Target’s stockholders.

(d) The Offer will expire at midnight (Rochester, New York time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s or Merger Sub’s obligations under this Section 2.01(e), Merger Sub will extend the Offer (i) on one or more occasions for additional periods of five (5) Business Days each if on any then-scheduled Expiration Time any of the Offer Conditions have not been satisfied or, in Merger Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived and (ii) for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof, or any applicable United States securities exchange on which the Target Common Stock is traded; provided, however, that in no event will Merger Sub be required to extend the Offer (y) beyond August 30, 2013 (the “Outside Date”) or (z) if Parent is then permitted to terminate this Agreement pursuant to Article IX. Merger Sub also may extend the Offer as provided in Section 2.01(f).

(f) On the terms and subject to the conditions of this Agreement, Merger Sub will, and Parent will cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 4.05) all shares of Target Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time. Acceptance for payment of shares of Target Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing.” Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 2.01 will affect any termination rights in Article IX. Such “subsequent offering periods,” collectively, may not exceed twenty-five (25) Business Days.

(g) Merger Sub will not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Target except in the event that this Agreement is terminated pursuant to Article IX. If the Offer is terminated or withdrawn by Merger Sub as permitted by this Agreement, or this Agreement is terminated pursuant to Article IX prior to the acceptance for payment of the Target Common Stock tendered in the Offer, Merger Sub will promptly return, and will cause any depository acting on behalf of Merger Sub to return, all tendered Target Common Stock to the registered holders thereof.

(h) On the date of the commencement of the Offer, Parent and Merger Sub will file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). Within fifteen (15) days after the date of this Agreement, the Target will furnish to Parent and Merger Sub all information concerning the Target required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub will cause the Offer Documents to be filed with the SEC and disseminated to the Target’s stockholders, in each case as and to the extent required by the Exchange Act. Parent, Merger Sub and the Target will promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect or as otherwise required by applicable Law. Additionally, Parent and Merger Sub will cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the Target’s stockholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub will promptly notify the Target upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and will promptly provide the Target with copies of all correspondence between them and their representatives and the SEC with respect to the Offer Documents. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Target’s stockholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub will provide the Target and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub will give reasonable consideration to any such comments.

(i) Parent will provide or cause to be provided to Merger Sub, on a timely basis so as to satisfy Merger Sub’s obligations under this Agreement and the Offer, the funds necessary to pay for any shares of Target Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 2.02 Target Actions.

(a) On the date the Offer Documents are filed with the SEC, the Target will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer in accordance with the Exchange Act (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that will, subject to the provisions of Section 7.04, contain the recommendation described in Section 5.03(d). The Target will cause the Schedule 14D-9 to be disseminated to the Target’s stockholders to the extent required by the Exchange Act. Within fifteen (15) days after the date of this Agreement, Parent and Merger Sub will furnish to the Target all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Target, Parent and Merger Sub will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect or as otherwise required by applicable Law. The Target will cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the Target’s stockholders, in each case as and to the extent required by the Exchange Act. The Target will promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and will promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives and the SEC with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Target’s stockholders, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Target will provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Target will give reasonable consideration to any such comments.

(b) In connection with the Offer, on or before the last day of the Go-Shop Period, the Target will furnish or cause to be furnished to Parent and Merger Sub security position listings and any other available listings or computer files containing the names and addresses of the record holders or known beneficial owners of the shares of Target Common Stock as of the most recent practicable date, and will promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or known beneficial owners of the shares of Target Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agent’s request, and the addresses and lists of security positions of such record holders or known beneficial owners) as Parent, Merger Sub or their respective agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Target Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub will hold in confidence the information contained in any such labels, listing and files in accordance with the Confidentiality Agreement and will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will promptly deliver (and will use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Target (or destroy) all copies and any extract or summaries of such information then in their possession or control.

Section 2.03 Directors.

(a) Effective upon the Offer Closing and from time to time thereafter, Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Target Board that equals the product of (i) the total number of directors on the Target Board (giving effect to the election of any additional directors pursuant to this Section 2.03) and (ii) the percentage that the number of shares of Target Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Target Common Stock outstanding, and the Target will use commercially reasonable efforts to cause Parent’s designees to be elected or appointed to the Target Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. Notwithstanding the foregoing, and irrespective of the calculation set forth in this Section 2.03(a), there will remain on the Target Board prior to the Effective Time at least one (1) director of the Target then in office who was not designated by Parent (the “Independent Director”). At such time, the Target will also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Target Board in the same proportion as contemplated by the first sentence of this Section 2.03(a).

(b) The Target’s obligations to appoint Parent’s designees to the Target Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Target will promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Target and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.03(b), which, unless Parent otherwise elects, will be mailed together with the Schedule 14D-9. Parent will supply to the Target in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Target’s obligations under Section 2.03(a) will be subject to the receipt of such information.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of the Independent Director will be required to authorize (and such authorization will constitute the authorization of the Target Board and no other action on the part of the Target, including any action by any other director of the Target, will be required to authorize) (i) any termination of this Agreement by the Target, (ii) any amendment of this Agreement requiring action by the Target Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Target.

Section 2.04 Top-Up Option.

(a) Subject to the satisfaction of the Minimum Condition, the Target hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.04, to purchase at a price per share equal to $0.98 up to that number of newly issued shares of Target Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Target Common Stock that, when added to the number of shares of Target Common Stock owned by Parent and its Subsidiaries, including Merger Sub, at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the shares of Target Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option will not be exercisable for a number of shares of Target Common Stock in excess of the shares of Target Common Stock authorized and unissued or held in the treasury of the Target at the time of exercise of the Top-Up Option (giving effect to the shares of Target Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Target Common Stock as if such shares were outstanding), (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares has not been prohibited by any Law or Order, and (iii) the issuance of the Top-Up Shares does not require approval of the Target’s stockholders under applicable Law (including the rules and regulations of any applicable United States securities exchange on which the Target Common Stock is traded). The Top-Up Option will be exercisable only once, in whole but not in part, until the later of thirty (30) days following the Offer Closing or fifteen (15) days following the conclusion of the “subsequent offering periods” under Section 2.01(f) (the “Top-Up Option Exercise Period”).

(b) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub will give the Target at least three (3) Business Days prior written notice, specifying (i) the number of shares of the Target Common Stock owned by Parent and its Subsidiaries, including Merger Sub, at the time of such notice (giving effect to the Offer Closing) and (ii) a place and a time for the closing of such purchase. The Target will, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Target for the Top-Up Shares will be paid to the Target at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) partially in cash by wire transfer of same-day funds of an amount equal to not less than the aggregate par value of the Top-Up Shares and partially by issuing to the Target a promissory note having a principal amount equal to the aggregate purchase price needed to exercise the Top-Up Option less the amount paid in cash, such promissory note to (A) be due and payable on or within six (6) months after the Effective Time, (B) bear simple interest at a rate of five percent (5%) per annum, (C) be full recourse to Merger Sub, and (D) contain no other material terms. The Target will cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Target does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act, and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Target that (i) Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act, (ii) the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any “distribution” thereof (within the meaning of the Securities Act), (iii) Merger Sub has such knowledge, skill and experience in business, financial and investment matters that Merger Sub is capable of evaluating the merits and risks of an investment in the Top-Up Shares, (iv) with the assistance of Merger Sub’s own professional advisors, to the extent that Merger Sub has deemed appropriate, Merger Sub has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Top-Up Shares and the consequences of the Top-Up Option, and (v) Merger Sub has considered the suitability of the Top-Up Shares as an investment in light of its own circumstances and financial condition, and Merger Sub is able to bear the risks associated with an investment in the Top-Up Shares.

(d) Any dilutive impact on the value of the shares of Target Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 4.03.

ARTICLE III

THE MERGER

Section 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub will merge with and into the Target. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Target will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 3.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Rochester, New York time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Harter Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604, unless another place is agreed to in writing by the parties hereto, or by electronic transmittal of documents, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 3.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Target, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Target and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 3.04 Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Target and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Target and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 3.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Target will be amended so as to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 3.06 Directors and Officers. The directors and officers of the Target, in each case, immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 4.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Target or the holder of any capital stock of Parent, Merger Sub or the Target:

(a) Cancellation of Certain Target Common Stock. Each share of Target Common Stock that is owned by Parent, Merger Sub or the Target (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 4.01(a), and (ii) Dissenting Shares, if any) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all shares of Target Common Stock will no longer be outstanding and all shares of Target Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 4.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 4.02.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 4.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to the Target (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Target Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Parent will deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, (y) sufficient funds to pay (A) the aggregate Merger Consideration that is payable in respect of all of the shares of Target Common Stock represented by the Certificates and the Book-Entry Shares, (B) the Option Consideration and (C) the Stock Award Consideration (collectively, the “Payment Fund”) in amounts and at the times necessary for such payments, and (z) an amount sufficient to pay the fees and expenses of the Exchange Agent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Target Common Stock be entitled under Section 4.01(b) or Target Stock Options or Target Stock Awards will be entitled under Section 4.07, Parent will take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation will in any event be liable for the payment thereof. The Payment Fund will not be used for any other purpose. The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Target Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each record holder of shares of Target Common Stock at the Effective Time, a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Target Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration in respect of the Target Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 4.03, each such Certificate or Book-Entry Share, as applicable, will represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest will be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article IV, each Certificate or Certificates so surrendered will immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it will be a condition to such payment that (i) such Certificate will be properly endorsed or will otherwise be in proper form for transfer or such Book-Entry Share will be properly transferred, and (ii) the Person requesting such payment will pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there will be no further registration of transfers of shares of Target Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Target Common Stock nine (9) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged shares of Target Common Stock for the Merger Consideration in accordance with this Section 4.02 prior to that time will thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Target Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Target Common Stock three (3) years after the Effective Time (or such earlier date immediately prior to the time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) After the Effective Time, any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

Section 4.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.01, shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 4.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Target Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) will not be converted into a right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Target Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 4.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Target will provide Parent prompt written notice of any demands received by the Target for appraisal of shares of Target Common Stock, any withdrawal of any such demand, and any other demand, notice or instrument delivered to the Target prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent will have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Target will not make any payment with respect to, or settle or offer to settle, any such demands.

Section 4.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Target occurs (other than the issuance of additional shares of capital stock of the Target as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement will be appropriately adjusted to reflect such change.

Section 4.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax law. All amounts withheld will be remitted to the United States Treasury or the applicable state, local or foreign taxing authority. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 4.06 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Target Common Stock formerly represented by such Certificate as contemplated under this Article IV.

Section 4.07 Treatment of Stock Options and Other Stock-Based Compensation.

(a) The Target will take all requisite action so that, at the Effective Time, each option to acquire shares of Target Common Stock (each, a “Target Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Target, the holder of that Target Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Target Common Stock subject to such Target Stock Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Target Stock Option (the aggregate amount, the “Option Consideration”), less any Taxes required to be withheld in accordance with Section 4.05. In the event that the per share exercise price under such Target Stock Option is equal to or greater than the Merger Consideration, such Target Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b) The Target will take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Target Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Target Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Target Stock Plan, other than Target Stock Options (each, a “Target Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Target, the holder of that Target Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Target Common Stock in respect of such Target Stock Award multiplied by (ii) the Merger Consideration (the aggregate amount, the “Stock Award Consideration”), less any Taxes required to be withheld in accordance with Section 4.05.

(c) At or prior to the Effective Time, the Target, the Target Board and the compensation committee of such board, as applicable, will adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 4.07(a)-(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TARGET

Except as set forth in (a) the reports, schedules, forms, statements and other documents filed by the Target with, or furnished by the Target to, the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from January 1, 2011 until the date of this Agreement, but only with respect to the representations and warranties contained in Section 5.02 (Capital Structure), Section 5.04 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 5.06 (Taxes), Section 5.07(b)-(g) (Intellectual Property), Section 5.08 (Compliance; Permits), Section 5.09 (Litigation), Section 5.11 (Related Party Transactions), Section 5.12(b) and (c) (Employee Matters), Section 5.14 (Environmental Matters) and Section 5.15(a)(i) and (b) (Material Contracts), and only to the extent it is apparent from the disclosure that any item should otherwise be reflected in the Disclosure Schedules, and (b) subject to Section 10.05, the disclosure Schedules attached to this Agreement (collectively, the “Disclosure Schedules”), the Target hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Target is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Target is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Charter Documents. The Target has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations) and by-laws, each as amended to date (collectively, the “Charter Documents”), of the Target. The Target is not in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Target has delivered or made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Target Board and each committee of the Target Board since January 1, 2011, except for any minutes of the Special Committee and any minutes related to other bidders in connection with any potential sale of the Target or any of its material assets or otherwise related to deliberations by the Target Board with respect to the consideration of strategic alternatives, all of which may be redacted by the Target.

(d) Subsidiaries. The Target has no Subsidiaries.

Section 5.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Target consists of 40,000,000 shares of Target Common Stock. As of the close of business on March 31, 2013, (i) 10,791,406 shares of Target Common Stock were issued and outstanding and (ii) 80,225 shares of Target Common Stock were issued and held by the Target in its treasury, and since January 1, 2013 and through the date hereof, no additional shares of Target Common Stock have been issued other than the issuance of shares of Target Common Stock upon the exercise or settlement of Target Equity Awards. All of the outstanding shares of capital stock of the Target are, and all shares of capital stock of the Target which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b) Stock Awards.

(i) As of the close of business on March 31, 2013, an aggregate of 1,425,583 shares of Target Common Stock were subject to issuance pursuant to Target Stock Options or Target Stock Awards granted under the Target Stock Plans, and since March 31, 2013 and through the date hereof, no Target Equity Awards have been granted and no additional shares of Target Common Stock have become subject to issuance under the Target Stock Plans. Schedule 5.02(b)(i) sets forth as of the close of business on March 31, 2013 a list of each outstanding Target Equity Award granted under the Target Stock Plans and (A) the name of the holder of such Target Equity Award, (B) the number of shares of Target Common Stock subject to such outstanding Target Equity Award, (C) the exercise price, purchase price or similar pricing of such Target Equity Award, (D) the date on which such Target Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Target Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Target Stock Options, the date on which each such Target Stock Option expires. All shares of Target Common Stock subject to issuance under the Target Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Target Stock Plans and as set forth on Schedule 5.02(b)(ii), there are no agreements to which the Target is a party obligating the Target to accelerate the vesting of any Target Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Target Equity Awards, as of the date hereof, there are no outstanding (A) securities of the Target convertible into or exchangeable for Voting Debt or shares of capital stock of the Target, (B) options, warrants or other agreements or commitments to acquire from the Target, or obligations of the Target to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Target or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Target, in each case that have been issued by the Target (the items in clauses (A), (B) and (C), together with the capital stock of the Target, being referred to collectively as “Target Securities”). All outstanding shares of Target Common Stock and all outstanding Target Equity Awards, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Target to repurchase, redeem or otherwise acquire any Target Securities. The Target is not a party to any voting agreement with respect to any Target Securities.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness issued by the Target (i) having the right to vote on any matters on which stockholders or equity holders of the Target may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Target, are issued or outstanding (collectively, “Voting Debt”).

Section 5.03 Authority; Non-Contravention; Governmental Consents.

(a) Authority. The Target has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Target Common Stock (the “Requisite Target Vote”) if required by applicable Law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Target and the consummation by the Target of the Offer, the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Target Vote if required by applicable Law. If approval of the holders of Target Common Stock is required by applicable Law, the Requisite Target Vote is the only vote or consent of the holders of any class or series of the Target’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Target and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. Except as set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement by the Target, and the consummation by the Target of the transactions contemplated hereby, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Target, (ii) subject to compliance with the requirements set forth in Section 5.03(c)(i)-(v) and, in the case of the consummation of the Merger, obtaining the Requisite Target Vote if required by applicable Law, conflict with or violate any Law applicable to the Target or any of its properties or assets, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Target is a party or otherwise bound as of the date hereof, or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Target, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any Governmental Entity is required to be obtained or made by the Target in connection with the execution, delivery and performance by the Target of this Agreement or the consummation by the Target of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, (B) if required by applicable Law, the letter to the Target’s stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Target Proxy Statement”), and (C) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, in any case that are applicable to the transactions contemplated by this Agreement, (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of any applicable United States securities exchange on which the Target Common Stock is traded, (iv) the other Consents of Governmental Entities listed on Schedule 5.03(c), and (v) such other material Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Board Approval. The Target Board, by resolutions duly adopted at a meeting of directors of the Target duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Target’s stockholders, including in reliance on the Fairness Opinion, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the DGCL, (iii) if required by applicable Law, directed that the “agreement of merger” contained in this Agreement be submitted to the Target’s stockholders for adoption, and (iv) resolved to recommend that Target stockholders accept the Offer, tender their shares of Target Common Stock pursuant to the Offer and, if required by applicable Law, adopt the “agreement of merger” set forth in this Agreement and approve the Merger (collectively, the “Target Board Recommendation”).

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Target is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. The Target Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby.

Section 5.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. The Target has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 (the “Target SEC Documents”). The Target has made available to Parent all such Target SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Target SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Target SEC Documents. None of the Target SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Financial Statements. Each of the financial statements (including, in each case, any related notes thereto) contained in the Target SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and (iii) fairly presented in all material respects the financial position of the Target at the respective dates thereof and the results of the Target’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Disclosure Controls and Procedures; Internal Controls. The Target has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), which disclosure controls and procedures provide reasonable assurance that all material information relating to the Target is made known to the Target’s management by others within the Target. The Target has established and maintained “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), which internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting, the prevention or early detection of the unauthorized acquisition, use or disposition of the Target’s assets that could have a material effect on the Target’s financial statements, and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2011, neither the Target’s management, Audit Committee or its independent auditors have identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that affected or are reasonably likely to adversely affect the Target’s ability, in any material respect, to record, process, summarize and report financial information, or (ii) any fraud that involves management or other employees who have a significant role in the Target’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d) Undisclosed Liabilities. The audited balance sheet of the Target dated as of December 31, 2012 contained in the Target SEC Documents filed prior to the date hereof is hereinafter referred to as the “Target Balance Sheet.” The Target has no material Liabilities other than Liabilities that, and has not entered into any joint venture, off balance sheet partnership or similar contract other than those that, (i) are reflected or recorded on the Target Balance Sheet (including in the notes thereto), (ii) were discharged or paid in full prior to the date of this Agreement, (iii) were incurred since the date of the Target Balance Sheet in the ordinary course of business, (iv) are incurred in connection with the transactions contemplated by this Agreement, or (v) would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(e) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Target (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Target SEC Documents, and the statements contained in such certifications were true and accurate in all material respects at the time made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Target does not have outstanding (or has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Target.

Section 5.05 Absence of Certain Changes or Events. Since the date of the unaudited balance sheet of the Target filed with the Target’s Form 10-Q for the quarter ended September 30, 2012, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Target has been conducted in the ordinary course of business and there has not been or occurred (a) any Target Material Adverse Effect or any event, condition, change or effect that would have, individually or in the aggregate, a Target Material Adverse Effect, or (b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.01.

Section 5.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Target has duly and timely filed or caused to be filed (taking into account any extension of time in which to file) all material Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. The Target is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Target (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Target has made an adequate provision for such Taxes in the Target’s financial statements (in accordance with GAAP). The Target’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Target through the date of such financial statements. The Target has not incurred any Liability for material Taxes since the date of the Target’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Target has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Target for any Tax period ending after December 31, 2009.

(c) Withholding. The Target has withheld and paid to the applicable Governmental Entity each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Target Employee, independent contractor, creditor, customer, stockholder or other party.

(d) Liens. There are no Liens for material Taxes upon the assets of the Target other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Target’s financial statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Target remains unpaid, except for deficiencies contested in good faith by appropriate proceedings. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Target. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Target.

(f) Tax Jurisdictions. In the last four (4) years, no claim has been made in writing by any taxing authority in a jurisdiction where the Target does not file Tax Returns that the Target is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. The Target has not received any private letter ruling, technical advice memorandum or similar ruling or memorandum from any taxing authority with respect to any material Taxes.

(h) Consolidated Groups, Transferee Liability and Tax Agreements. The Target (i) has not been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has no material Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is not a party to, is not bound by and does not have any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. The Target has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Target will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) U.S. Real Property Holding Corporation. The Target has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l) Section 355. The Target has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the last two (2) years.

(m) Reportable Transactions. The Target has not entered into any “listed transactions” (within the meaning of Treasury Regulations Section 1.6011-4(b)(2)).

(n) Section 409A. All “nonqualified deferred compensation plans” (as defined in Section 409A of the Code and the Treasury Regulations thereunder) of the Target subject to Section 409A of the Code have been operated in compliance with Section 409A of the Code and all applicable guidance (including the Treasury Regulations) promulgated thereunder, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(o) Section 280G. The Target is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

Section 5.07 Intellectual Property.

(a) Certain Target-Owned IP. Schedule 5.07(a) contains a true and complete list, as of the date hereof, of all Target-Owned IP that is the subject of any registration, application or other filing by, to or with any Governmental Entity or authorized private registrar.

(b) Right to Use; Title. Subject to non-exclusive licenses or access rights to commercially available software granted to third parties in the ordinary course of business, the Target owns all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Target as currently conducted (“Target IP”), except for any Target IP the failure of which to own or have the right to use would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Validity and Enforceability. The Target’s rights in the Target-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Protection of Target-Owned IP. The Target has taken reasonable steps to maintain the Target-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Target-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(e) Target IP Agreements. Schedule 5.07(e) contains a complete and accurate list of all Target IP Agreements material to the Target’s businesses pursuant to which the Target is a licensee (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Target). The consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Target under any of the Target IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(f) Non-Infringement. Except as set forth on Schedule 5.07(f), in the last three (3) years, (i) the Target has not received written notice that, and has not been a party to, and, to the Knowledge of the Target, there are no grounds for, any Legal Action asserting that, the conduct of the businesses of the Target has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Target, no third party is infringing upon, violating or misappropriating any Target-Owned IP.

(g) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Target, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Target, (ii) challenging the validity, enforceability or ownership of any Target-Owned IP or the Target’s rights with respect to any Target IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target is not subject to any outstanding Order that restricts or impairs the use of any Target IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 5.08 Compliance; Permits.

(a) Compliance. The Target is and, since January 1, 2011, has been in compliance with, all Laws or Orders applicable to the Target, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Since January 1, 2011, no Governmental Entity has issued any written notice stating that the Target is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The foregoing representations and warranties contained in this Section 5.08 do not apply to matters relating to SEC filings, financial statements, disclosure controls and procedures and internal controls, undisclosed liabilities and Sarbanes-Oxley compliance, as to which only Section 5.04 applies, tax matters, as to which only Section 5.06 applies, employee matters, as to which only Section 5.12 applies, or environmental matters, as to which only Section 5.14 applies.

(b) Permits. The Target holds, to the extent legally required to operate its businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits the failure of which to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. No suspension or cancellation of any Permits of the Target is pending or, to the Knowledge of the Target, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target is and, since January 1, 2011, has been in compliance with the terms of all of its Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 5.09 Litigation. As of the date hereof, there are no Legal Actions pending, or to the Knowledge of the Target, threatened against the Target or any of its properties or assets, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $100,000, and (b) does not seek material injunctive or other material non-monetary relief. The Target is not subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. In the last three (3) years, the Target has not received written notice of any, and, to the Knowledge of the Target, there are not any, SEC inquiries or investigations or other governmental inquiries or investigations, in each case regarding any accounting practices of the Target or any malfeasance by any executive officer of the Target. The foregoing representations and warranties contained in this Section 5.09 do not apply to employee matters, as to which only Section 5.12 applies.

Section 5.10 Brokers’ and Finders’ Fees. Except for fees payable to AGC Partners (the “Target Financial Advisor”), the Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Target has made available to Parent a correct and complete copy of the Target’s written Contract with the Target Financial Advisor.

Section 5.11 Related Party Transactions. No executive officer or director of the Target or any person owning 5% or more of the shares of Target Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target or any of its assets, rights or properties or has any interest in any property owned by the Target or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 5.12 Employee Matters.

(a) Schedule 5.12(a) contains a true and complete list of all Target Employee Plans that are presently in effect and that cover the Target Employees, or under which any of the Target Employees has any present or future right to benefits, or under which the Target has or could reasonably be expected to have any Liability.

(b) None of the Target Employee Plans is, and neither the Target nor any Target ERISA Affiliate has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (iii) a plan that provides for or continues medical benefits for any person after such person’s retirement or other termination of employment except as may be required by COBRA.

(c) All Target Employee Plans are operated in material compliance with ERISA, the Code and other applicable Law.

(d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Target to severance pay or any similar payment, (ii) except with respect to the Target Equity Awards, accelerate the time of payment or vesting under any Target Employee Plan, (iii) increase the amount of compensation due any such employee or officer, or (iv) directly or indirectly cause the Target to transfer or set aside any assets to fund or otherwise provide for the benefits under the Target Employee Plans for any current or former employee, officer or director.

(e) The Target is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its operations. As of the date hereof, no material work stoppage, slowdown or labor strike is pending against the Target. As of the date hereof, none of the Target Employees are represented by a labor organization, work council or trade union. As of the date hereof, there are no Legal Actions or labor grievances pending, or, to the Knowledge of the Target, threatened relating to any employment related matter involving any Target Employee, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 5.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. The Target does not own any real property.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target has a valid and subsisting leasehold interest in each parcel of real property demised under a Lease. Schedule 5.13(b) contains an address and description of each parcel of Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Target nor, to the Knowledge of the Target, any third party, has violated any material provision of, or committed or failed to perform any material act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Target has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Target entered into with any other Person any sublease, license or other agreement that is material to the Target and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Target has delivered or otherwise made available to Parent true and complete copies of all Leases pursuant to which the Target leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 5.14 Environmental Matters.

(a) The Target is in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Target as currently conducted, except when any non-compliance would not reasonably be expected to have a Target Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) The Target has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Target, threatened against the Target, alleging any Liability or responsibility under or material non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, except for any Legal Actions which, individually or in the aggregate, would not reasonably be expected to have a Target Material Adverse Effect. The Target is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 5.15 Material Contracts.

(a) Material Contracts. Schedule 5.15(a) lists the following Contracts to which the Target is a party or any of its assets are bound (excluding any Leases and any Target Employee Plan) (collectively, the “Target Material Contracts”):

(i) any “material contract” required to be filed under Item 601(b)(10) of Regulation S-K of the Securities Act;

(ii) any employment or consulting Contract (in each case with respect to which the Target has continuing obligations as of the date hereof) providing for an annual base salary in excess of $100,000;

(iii) any Contract providing for indemnification by the Target that is material to the Target, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Target (A) to engage in any line of business, or (B) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Target after the date of this Agreement of assets with a fair market value in excess of $100,000;

(vi) any Contract that obligates the Target to conduct business on an exclusive basis with any third party;

(vii) any partnership, joint venture or similar Contract that is material to the Target;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than accounts receivables and payables;

(ix) any other Contract under which the Target is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i)–(vii) above;

(x) any Contract which is not otherwise described in clauses (i)-(viii) above that is material to the Target, and listed on Schedule 5.15(a)(x);

(xi) any Target IP Agreement disclosed on Schedule 5.07(e);

(xii) any employee collective bargaining agreement or other Contract with any labor union.

The Target has made available to Parent correct and complete copies of all Target Material Contracts.

(b) No Breach. Each Target Material Contract is valid and binding on the Target, enforceable against it in accordance with its terms, and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity. Neither the Target nor, to the Knowledge of the Target, any third party has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Target Material Contract. The Target has not received written notice that it is in breach of any Target Material Contract.

Section 5.16 Information in the Target Proxy Statement or Information Statement. The Target Proxy Statement or if Parent specifies that adoption of this Agreement be effected by the written consent of the Target’s stockholders, an information statement with respect to such written consent (together with any amendments thereof or supplements thereto and any other required materials, the “Information Statement”), as applicable, if any (and any amendment thereof or supplement thereto), at the date first mailed to the Target’s stockholders or at the time of any meeting of Target stockholders to be held in connection with the Merger (the “Target Stockholders Meeting”), or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Target Proxy Statement or Information Statement, as applicable. The Target Proxy Statement or Information Statement, as applicable, will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.17 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Target expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Target’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Target makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent, Merger Sub or their Representatives expressly for inclusion therein.

Section 5.18 Fairness Opinion. The Target has received a third-party opinion to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Target Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Target Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified (the “Fairness Opinion”).

Section 5.19 Target Deal Expenses. The fees and expenses of the Target related to the preparation, negotiation, execution and performance of this Agreement will not exceed (a) $510,000 to the Target Financial Advisor, and (b) $300,000 to the Target’s legal counsel, Harter Secrest and Emery LLP, excluding any fees and expenses related to any litigation or investigation arising in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Target as follows:

Section 6.01 Organization; Standing and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite power and authority to own, lease and operate its assets and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.

Section 6.02 Authority; Non-Contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Target, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws or other comparable organizational documents of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 6.02(c)(i)-(iv), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound as of the date hereof, or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Target, Parent or Merger Sub are qualified to do business, (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of any applicable United States securities exchange on which the Target Common Stock is traded, and (iv) such other Consents which if not obtained or made (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or (B) would not be expected to prevent, materially delay or materially impede the Closing.

Section 6.03 Brokers’ and Finders’ Fees. Except for fees payable to Martin Wolf Securities, neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 6.04 Information in the Target Proxy Statement or Information Statement. The information with respect to Parent or Merger Sub that Parent, Merger Sub or their Representatives supply in writing to the Target expressly for use in the Target Proxy Statement or Information Statement, as applicable, if any (and any amendment or supplement thereto), at the date such Target Proxy Statement or Information Statement, as applicable, is first mailed to the Target’s stockholders or at the time of the Target Stockholders Meeting, or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Target or its Representatives expressly for inclusion or incorporation by reference in the Target Proxy Statement or Information Statement, as applicable.

Section 6.05 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Target’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied by the Target or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 6.06 Financing. Parent has no reason to believe that it will not be able to provide funds sufficient to effect the transactions contemplated by this Agreement under such financing.

Section 6.07 Litigation. As of the date hereof, there is no Legal Action pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, or Affiliates nor is Parent or any of its Subsidiaries, including Merger Sub, or its Affiliates subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.08 Ownership of Target Common Stock. Except as set forth on Exhibit B attached hereto, neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Target Common Stock.

ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business of the Target. The Target will, during the period from the date of this Agreement until the earlier of (a) the first date on which at least a majority of the Target Board is comprised of Parent designees (whether in accordance with Section 2.03 or otherwise) and (b) the Effective Time (such earlier date, the “Conduct of Business End Date”), except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Conduct of Business End Date, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 7.01 or as required by applicable Law, the Target will not without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws;

(b) (i) split, combine or reclassify any Target Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Target Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c) issue, sell, pledge, dispose of or encumber any Target Securities, other than (i) the issuance of shares of Target Common Stock upon the exercise of any Target Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Target Common Stock in respect of other equity compensation awards outstanding under Target Stock Plans as of the date of this Agreement in accordance with their terms, or (iii) the issuance of Target Equity Awards and the issuance of shares of Target Common Stock upon the exercise of such Target Equity Awards in accordance with their terms in the ordinary course of business consistent with past practice;

(d) except as required by applicable Law or by any Target Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Target to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Target’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Target Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Target Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Target Employee Plan, other than contributions required by Law, the terms of such Target Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or make any loans, advances or capital contributions to or investments in any Person in excess of $125,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), except in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Target or guarantee any debt securities of another Person, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(i) except in connection with actions permitted by Section 7.04, take any action to exempt any Person from, or make any acquisition of securities of the Target by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Target with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(j) abandon, encumber, convey title (in whole or in part) or license any material Target-Owned IP, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(k) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Target Material Contract or any Lease with respect to material real estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Target Material Contract or Lease with respect to material real estate hereunder;

(l) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Target of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent, Merger Sub or any of their respective Affiliates or Representatives, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Target included in the Target SEC Documents; provided that, with respect to subsection (ii), the Target shall not settle or agree to settle any Legal Action which settlement involves injunctive or similar relief or has a restrictive impact on the Target’s business;

(m) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(n) prepare or file any Tax Return inconsistent with past practices, or take any position, make any election or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, change or revoke any election related to Taxes, change an annual accounting period, change any method of Tax accounting or file any amended Tax Return, settle or compromise any litigation, audit or other proceedings with respect to Taxes, except any waiver of a statutory period of limitations with respect to the assertion or collection of Taxes or execute a closing agreement with respect to Taxes, if such position, election, adoption, change, revocation, amendment, settlement, compromise, agreement, consent or other action would have the effect of increasing the Tax Liability of the Target for any period after the Closing Date or decreasing any Tax attribute of the Target existing on the Closing Date; or

(o) agree or commit to do any of the foregoing.

Section 7.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article IX, the Target and Parent will not, and Parent will not permit its Subsidiaries, including Merger Sub, to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby.

Section 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article IX, the Target will afford to Parent and Parent’s Representatives reasonable access, at mutually agreeable times and in a manner as will not unreasonably interfere with the business or operations of the Target, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Target, and the Target will furnish promptly to Parent such other information concerning the business and properties of the Target as Parent may reasonably request from time to time. The Target will not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties will use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Parent and the Target will comply with, and will cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidentiality and Nondisclosure Agreement, dated May 21, 2012, between Parent’s financial advisor and the Target (the “May 2012 Confidentiality Agreement”), as supplemented by that certain Confidentiality, Nondisclosure and Standstill Agreement, dated December 20, 2012, as amended, between Parent and the Target (the “December 2012 Confidentiality Agreement” and, together with the May 2012 Confidentiality Agreement, the “Confidentiality Agreement”), which will survive the termination of this Agreement in accordance with the terms set forth therein. Notwithstanding anything contained herein or in the Confidentiality Agreement to the contrary, the standstill provisions contained in Section 4 of the December 2012 Confidentiality Agreement will bind Parent and Merger Sub (to the extent such parties are not already bound) and will survive until the later of (i) the expiration of such provisions as set forth in the December 2012 Confidentiality Agreement and (ii) the termination of this Agreement.

Section 7.04 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Rochester, New York time) on the forty-fifth (45th) day following the date of this Agreement (the “Go-Shop Period End Date”), the Target and its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) have the right to initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Target will promptly (and, in any event within twenty-four (24) hours) provide to Parent any material non-public information concerning the Target that is provided to any Person given such access which was not previously provided to Parent or its Representatives. Following the Go-Shop Period End Date, the Target may enter into, engage in and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, efforts, attempts, discussions or negotiations only with Persons that provided a Takeover Proposal prior to the Go-Shop Period End Date. The period commencing on the date of this Agreement and ending on the date on which all such discussions or negotiations with respect to Takeover Proposals terminate is referred to herein as the “Go-Shop Period.”

(b) If at any time prior to the end of the Go-Shop Period, the Target or any of its Representatives is in receipt of a bona fide written Takeover Proposal from any Person, and the Target Board determines in good faith, upon recommendation of the Special Committee, that such Takeover Proposal constitutes a Superior Proposal, then the Target will promptly provide to Parent (and in any event within twenty-four (24) hours) (i) a copy of any Takeover Proposal made in writing provided to the Target, and the identity of the Person making the Takeover Proposal and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing.

(c) Following the Go-Shop Period End Date, the Target will keep Parent reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Takeover Proposal on a prompt basis and will notify Parent of the status of such Takeover Proposal. The Target will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Target from providing any information to Parent in accordance with this Section 7.04.

(d) Except as expressly permitted by this Section 7.04(d) or Section 7.04(e), neither the Target Board nor any committee thereof shall (i) fail to make, withdraw, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Target Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Target Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing a “Target Adverse Recommendation Change”), or (ii) authorize, cause or permit the Target to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, in each case relating to any Takeover Proposal (each, a “Target Acquisition Agreement”). Notwithstanding anything to the contrary herein, if, prior to the end of the Go-Shop Period, the Target is in receipt of a bona fide written Takeover Proposal that the Target Board determines in good faith, upon recommendation of the Special Committee, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, then the Target Board may (y) make a Target Adverse Recommendation Change and (z) terminate this Agreement and enter into a Target Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Target Board may not make a Target Adverse Recommendation Change unless: (A) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal, (B) the Target has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)), and (C) prior to effecting such Target Adverse Recommendation Change or terminating this Agreement to enter into a Target Acquisition Agreement with respect to such Superior Proposal, the Target has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; provided further that if the Target receives any Takeover Proposal pursuant to which the Target’s stockholders would be entitled to receive 120% or more of the Merger Consideration, and the Target Board determines, upon recommendation of the Special Committee, that such Takeover Proposal constitutes a Superior Proposal, then the rights and obligations of the parties pursuant to the immediately preceding Subsection C will not apply. If the Target terminates this Agreement in accordance with this Section 7.04(d), then the Target will pay to Parent the Termination Fee as provided in Section 9.06(b).

(e) Notwithstanding anything to the contrary herein, prior to the time the Requisite Target Vote is obtained, but not after, the Target may make a Target Adverse Recommendation Change (i) in response to an Intervening Event, or (ii) if, prior to the commencement of the Offer as provided in Section 2.01(a), the Target receives a bringdown or other update to the Fairness Opinion indicating that the consideration to be received in the Offer and the Merger by the holders of shares of Target Common Stock (other than Parent and Merger Sub) is not fair, from a financial point of view, to the holders of shares of Target Common Stock, if the Target Board determines in good faith that the failure to take such action in response to Section 7.04(e)(i) or Section 7.04(e)(ii) would reasonably be expected to cause the Target Board to be in breach of its fiduciary duties under applicable Law.

(f) Nothing contained herein will prevent the Target Board from disclosing to the Target’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Target determines that failure to disclose such position would constitute a violation of applicable Law.

Section 7.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) If the approval of this Agreement by the Target’s stockholders is required under applicable Law, subject to the terms set forth in this Agreement the Target will take all action necessary to duly call, give notice of, convene and hold the Target Stockholders Meeting as soon as reasonably practicable after the end of the Top-Up Option Exercise Period or, if the Top-Up Option is waived by Parent, after the Offer Closing, and, in connection therewith, the Target will mail the Target Proxy Statement to the holders of Target Common Stock in advance of such meeting. Except to the extent that the Target Board affects a Target Adverse Recommendation Change as permitted by Section 7.04, the Target Proxy Statement will include the Target Board Recommendation. Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of Target Common Stock, the parties hereto will take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Target Common Stock held by Parent or any other Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Target Stockholders Meeting in accordance with Section 253 of the DGCL.

(b) If the adoption of this Agreement by the Target’s stockholders is required by applicable Law, as soon as practicable following the end of the Top-Up Exercise Period or, if the Top-Up Option is waived by Parent, following the Offer Closing, the Target will prepare and file the Target Proxy Statement or Information Statement with the SEC. Parent, Merger Sub and the Target will cooperate and consult with each other in the preparation of the Target Proxy Statement or Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will promptly furnish to the Target all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Target Proxy Statement or Information Statement, as applicable. The Target will not file the Target Proxy Statement or Information Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments will be reasonably considered by the Target). The Target will use its commercially reasonable efforts to resolve, and each party will consult and cooperate with the other party in resolving, all SEC comments with respect to the Target Proxy Statement or Information Statement, as applicable, as promptly as practicable after receipt thereof and to cause the Target Proxy Statement or Information Statement, as applicable, in definitive form to be cleared by the SEC and mailed to the Target’s stockholders as promptly as reasonably practicable following filing with the SEC. The Target will consult with Parent prior to responding to SEC comments with respect to the preliminary Target Proxy Statement or Information Statement.

Each of Parent, Merger Sub and the Target will promptly correct any information provided by it for use in the Target Proxy Statement or Information Statement if and to the extent that such information becomes false or misleading in any material respect, and the Target will promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Target will as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Target Proxy Statement or Information Statement and any request by the SEC for any amendment to the Target Proxy Statement or Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Target and its Representatives and the SEC with respect to the Target Proxy Statement or Information Statement.

Section 7.06 Notices of Certain Events. The Target will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Target, promptly of (i) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (ii) any Legal Actions commenced against the Target or Parent or its Subsidiaries, including Merger Sub, as applicable, that are related to the transactions contemplated by this Agreement. In addition, the Target will notify Parent and Merger Sub promptly of any change or event having, or which is reasonably likely to have, a Target Material Adverse Effect or which would reasonably be likely to result in the failure of any of the Offer Conditions to be satisfied. In no event will the delivery of any notice by a party pursuant to this Section 7.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.07 Employees; Benefit Plans.

(a) All Target Employees who prior to the Effective Time are employees of the Target will remain employees of the Surviving Corporation immediately following the Effective Time, and the consummation of the transactions contemplated hereby will not change that status.

(b) For the twelve (12) month period immediately following the Effective Time, Parent shall cause the Surviving Corporation to provide to each Target Employee who remains employed by the Surviving Corporation substantially similar compensation and for the remainder of the current benefit year employee benefits as those in effect for each such Target Employee as of immediately prior to the Effective Time. Additionally, the Surviving Corporation will not relocate any Target Employee outside of a reasonable commuting distance from the Target Employee’s home for at least twelve (12) months after the Effective Time.

(c) To the extent that any Target Employee will participate in any employee benefit plan, arrangement or policy maintained by Parent or any of its Subsidiaries following the Effective Time: (i) such Target Employee will receive credit for all purposes (other than accrual of benefits under a defined benefit pension plan) for service with the Target, (ii) with respect to medical, dental, vision or other health benefits or disability or life insurance benefits, Parent and its Subsidiaries will use their best efforts to cause any and all pre-existing condition limitations, waiting periods and evidence of insurability requirements to be waived with respect to such Target Employees and eligible dependents, (iii) Parent and its Subsidiaries will use their commercially reasonable efforts to provide credit for any co-payments, deductible payments, premium amounts and similar payments or expenses incurred by the Target Employees in the plan year that includes the Effective Time.

(d) If Parent or any of its Subsidiaries terminates the employment of any Target Employee within six (6) months after the Effective Time other than for cause or due to the death or disability of an employee, Parent and its Subsidiaries will pay such Target Employee as soon as practicable after termination a lump sum amount equal to (i) the number of weeks remaining until the end of such six (6) month period multiplied by such Target Employee’s weekly salary plus (ii) such amount of severance he or she would receive in accordance with Target’s past practices; provided, however, that no Target Employee who is entitled to severance under a separate arrangement with the Target will be entitled to any payments under this Section 7.07(d) and, instead, will only be entitled to the benefits provided under such arrangement.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement, whether express or implied, will (i) constitute or create an employment agreement with any employee of the Target, Parent or any of its Subsidiaries, (ii) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (iii) other than as required by applicable Law, obligate Parent or any of its Subsidiaries to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee, or (iv) give any third-party the right to enforce any of the provisions of this Agreement, except as expressly provided in Section 7.08.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 7.07.

Section 7.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub will cause all rights to indemnification, advancement of expenses and exculpation by the Target now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Target (each an “Indemnified Party”) as provided in the Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, to be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and such rights will survive the Merger and will remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim is made during such period, until the final disposition of such proceeding or claim.

(b) For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation will indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld or delayed).

(c) The Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Target immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target when compared to the insurance maintained by the Target as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend, for any such “tail” policy in excess of $250,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 7.08 will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.08 applies will be third party beneficiaries of this Section 7.08, each of whom may enforce the provisions of this Section 7.08).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 7.08. The agreements and covenants contained herein will not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Target or its officers, directors and employees. The indemnification provided for in this Section 7.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 7.09 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 7.09), each of the parties hereto will, and Parent will cause its Subsidiaries, including Merger Sub, to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated hereby, including (i) the obtaining of all permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) necessary to consummate the transactions contemplated hereby, and (ii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. The Target and Parent will, and Parent will cause its Subsidiaries, including Merger Sub, to, subject to applicable Law, promptly (y) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above and (z) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. If the Target or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it will use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Target, Parent and Merger Sub will cooperate in all respects and will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates will be required to defend any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, neither the Target nor Parent, Merger Sub or any of their Subsidiaries will be required to, and the Target may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Target, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Target, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Target, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Target will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Target in the event the Closing occurs.

Section 7.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby will be a release mutually agreed to by the Target and Parent. Thereafter, none of the Target, Parent and Merger Sub will issue any public release or announcement concerning the Offer, the Merger and the other transactions contemplated hereby without the prior written consent of the Target and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 7.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement will consult with the other party(ies) about, and allow the other party(ies) reasonable time to comment on such release or announcement in advance of such issuance to the extent possible.

Section 7.11 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Target, Parent, Merger Sub, the Offer, the acquisition of shares of Target Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Target, Parent, Merger Sub, and their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 7.12 Section 16 Matters. Prior to the Effective Time, the Target will cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Target Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Target who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target.

Section 7.13 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Target (acting through the compensation committee of the Target Board) will cause each agreement, arrangement or understanding entered into by the Target on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.14 Financing.

(a) Parent and Merger Sub will have all of the funds available as and when needed that are necessary to consummate the Offer and the Merger and to perform their respective obligations under this Agreement upon satisfaction of all conditions to Parent’s obligations to consummate the Offer and/or the Merger, as applicable. Until the Effective Time, Parent will provide the Target promptly with correct and complete copies of any commitment letters and term sheets received by Parent or Merger Sub from financing sources, pursuant to which the financing source named therein has agreed, subject to the terms and conditions set forth therein, to provide financing for the transactions contemplated hereunder. Prior to the commencement of the Offer, Parent will provide the Target with proof reasonably acceptable to the Target that Parent and Merger Sub have access to sufficient funds to consummate the Offer and the Merger and to perform their respective obligations under this Agreement. Parent will also provide such proof at any time prior the Offer Closing within two (2) Business Days after such proof is requested in writing by the Target. Prior to the mailing of the Target Proxy Statement or Information Statement, as and if applicable or, if not applicable, prior to the filing of the Certificate of Merger with the Delaware Secretary of State, Parent will deposit, or cause the Surviving Corporation to deposit, into a segregated account controlled by Parent or the Surviving Corporation, as applicable, an amount equal to a reasonable estimate of the Payment Fund and the amount required to pay the fees and expenses of the Exchange Agent. Parent will provide the Target with proof reasonably acceptable to the Target that such estimated funds have been segregated and so deposited, and such funds will remain in such segregated account until immediately prior to the Effective Time, at which time such funds will be delivered to the Exchange Agent.

(b) During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Target shall, and the Target shall cause its representatives to provide to, Parent and Merger Sub within a reasonable period after request, such due diligence documentation and information about the Target that has not been previously provided to them that is customary and necessary in connection with the Parent’s and Merger Sub’s arrangement of the debt and equity financing in connection with the Transaction.

Section 7.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.16 Consents. The Target will use commercially reasonable efforts to obtain any consents required to effect the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Offer. The obligations of Parent and Merger Sub to effect the Offer is subject to the satisfaction or waiver on or prior to the last day of the Go-Shop Period of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Target contained in Article V qualified as to materiality or Target Material Adverse Effect will be true and correct and those not so qualified will be true and correct in all material respects (i) as of the date of this Agreement and (ii) at and as of the last day of the Go-Shop Period, except in the case that representations and warranties given as of a specific date need be true only as of such date (in which case such representations and warranties qualified as to materiality and Target Material Adverse Effect will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date). The Target will have delivered to Parent a certificate of an authorized officer of the Target to the effect that the condition specified in the immediately prior sentence is satisfied.

(b) Covenants. The covenants and agreements of the Target to be performed prior to the commencement of the Offer will have been duly performed in all respects, except where the failure to so perform would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target will have delivered to Parent a certificate of an authorized officer of the Target to the effect that the condition specified in the immediately prior sentence is satisfied.

(c) Voting Agreements. The Chief Executive Officer of the Target, the Chief Financial Officer of the Target and each member of the Target Board will have executed and delivered to Parent a voting agreement substantially in the form of Exhibit C attached hereto.

Section 8.02 Conditions to the Target’s Obligation to Effect the Offer. The obligations of the Target to effect the Offer is subject to the satisfaction or waiver on or prior to the last day of the Go-Shop Period of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article VI qualified as to materiality or material adverse effect will be true and correct and those not so qualified will be true and correct in all material respects (i) as of the date of this Agreement and (ii) at and as of the last day of the Go-Shop Period, except in the case that representations and warranties given as of a specific date need be true only as of such date (in which case such representations and warranties qualified as to materiality and material adverse effect will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date). Parent and Merger Sub will have delivered to the Target a certificate of an authorized officer of each of Parent and Merger Sub to the effect that the condition specified in the immediately prior sentence is satisfied.

(b) Covenants. The covenants and agreements of Parent and Merger Sub to be performed prior to the commencement of the Offer will have been duly performed in all material respects. Parent and Merger Sub will have delivered to the Target a certificate of an authorized officer of each of Parent and Merger Sub to the effect that the condition specified in the immediately prior sentence is satisfied.

Section 8.03 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Requisite Target Vote. To the extent required by applicable Law, this Agreement will have been duly adopted by the Requisite Target Vote.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto will have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Purchase of Target Common Stock in the Offer. Merger Sub will have previously accepted for payment all shares of Target Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Target’s stockholders) by mutual written consent of Parent, Merger Sub and the Target.

Section 9.02 Termination by Either Parent or the Target. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Target’s stockholders) by either Parent or the Target:

(a) if the Offer Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(a) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date (including in the case of Parent or Merger sub the obligations under Section 7.14(a)); or

(b) if any Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(b) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 9.03 Termination by Parent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing (notwithstanding any approval of this Agreement by the Target’s stockholders) by Parent:

(a) if, prior to the Offer Closing (i) a Target Adverse Recommendation Change has occurred (other than in accordance with Section 7.04(e)), (ii) the Target has entered into a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Target Board fails to reaffirm (publicly, if so requested by Parent) the Target Board Recommendation within ten (10) days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Target or the Person making such Takeover Proposal or fails to take a neutral position with respect thereto, (iv) a tender offer or exchange offer relating to Target Common Stock shall have been commenced by a Person unaffiliated with Parent and the Target shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, a statement (A) reaffirming the Target Board Recommendation and recommending that the Target’s stockholders reject such tender or exchange offer or (B) taking a neutral position with respect to such tender offer or exchange offer, or (v) the Target or the Target Board (or any committee thereof) publicly announces its intentions to do any of actions specified in Section 9.03(a)(i) or Section 9.03(a)(ii); or

(b) if, prior to the Offer Closing, the Target materially breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.01 (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within fifteen (15) Business Days after its receipt of written notice thereof from Parent); provided that Parent will have given the Target at least three (3) Business Days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.03(b).

Section 9.04 Termination by the Target. This Agreement may be terminated by the Target at any time prior to the Effective Time (notwithstanding, in the case of Section 9.04(c), any approval of this Agreement by the Target’s stockholders):

(a) if, prior to the Offer Closing, the Target Board authorizes the Target, in full compliance with the terms of this Agreement, including Section 7.04, to enter into a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Target will have paid any amounts due pursuant to Section 9.06(b) in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Target concurrently enters into such Target Acquisition Agreement;

(b) if the Target makes a Target Adverse Recommendation for any of the reasons specified in Section 7.04(e), provided, however, that if the Target terminates this Agreement in accordance with this Section 9.04(b), then the Target will pay to Parent the Termination Fee as provided in Section 9.06(b).

(c) if, prior to the Offer Closing, Parent or Merger Sub materially breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, and in each case such breach or failure to perform (i) is incapable of being cured by the Outside Date, or if curable, has not been cured within fifteen (15) Business Days after its receipt of written notice thereof from the Target and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby); provided that the Target will have given Parent at least three (3) Business Days’ written notice prior to such termination stating the Target’s intention to terminate this Agreement pursuant to this Section 9.04(c);

(d) without limiting the Target’s other termination rights, (i) if the Parent or Merger Sub breaches its obligation under the last two sentences of Section 7.14(a) and fails to cure that breach within two (2) business days or (ii) if the Parent or Merger (1) does not close any portion of the transactions contemplated herein when the conditions to Parent’s and/or Merger Sub’s obligations to close such portion have been satisfied, and (2) such failure relates to Parent’s inability to procure sufficient financing for all of its obligations hereunder other than as a result of a collapse of the overall financial markets or a Material Adverse Effect outside the control of Parent and unrelated to the matters disclosed pursuant to this Agreement.

Section 9.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.01) will deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.05 will be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or other Representative of such party) to any other party hereto, except (i) with respect to Section 7.03(b), this Section 9.05, Section 9.06 and Article X (and any related definitions contained in any such Sections or Article), which will remain in full force and effect.

Section 9.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 9.03(a), then the Target will pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Target pursuant to Section 9.04(a) or 9.04(b), then the Target will pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee.

(c) If this Agreement is terminated (i) prior to the Offer Closing, by Parent pursuant to Section 9.03(b) or (ii) by the Target or Parent pursuant to Section 9.02(a) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to Section 9.02(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 9.03(b), have been publicly disclosed or otherwise made or communicated to the Target or the Target Board, and not withdrawn, and (B) within six (6) months following the date of such termination of this Agreement the Target shall have entered into a definitive agreement with respect to such Takeover Proposal, or such Takeover Proposal shall have been consummated, then in any such event the Target shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 9.06(c), all references in the definition of Takeover Proposal to 25% shall be deemed to be references to “more than 50%” instead).

(d) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Target pursuant to this Section 9.06, the Termination Fee will be Parent’s and Merger Sub’s sole and exclusively remedy for damages under this Agreement.

(e) If Target terminates this Agreement under Section 9.04(d), then Parent will direct the Escrow Agent to pay to the Target, within five (5) Business Days, the Parent Fee. Concurrently with the signing of this Agreement, Parent will deliver to the Escrow Agent an amount equal to the Parent Fee in immediately available funds to be held in escrow pursuant to an escrow agreement in a reasonable and customary form. If the Parent Fee becomes due to the Target under this Agreement prior to the Effective Time, then the Escrow Agent will be directed to distribute the Parent Fee to the Target, and if the Parent Fee becomes due to the Target under this Agreement after the Effective Time, then Parent will pay the Parent Fee to the Target (by wire transfer of immediately available funds) within five (5) Business Days after the Parent Fee becomes payable under this Section 9.06(e). Without limiting Parent and Merger Sub’s obligation under this Section 9.06(e), the Escrow Agent will be directed to distribute the Parent Fee to the Exchange Agent for inclusion in the Payment Fund immediately prior to the Effective Time if the Parent Fee has not been paid to the Target as of such time. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Parent Fee becomes payable and is paid by the Target pursuant to this Section 9.06, the Parent Fee will be Target’s sole and exclusively remedy for damages under this Agreement.

(f) Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 9.07 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 2.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or any vote or consent of the Target’s stockholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment will be made which decreases the Merger Consideration and, after adoption of this Agreement by the holders of Target Common Stock, no amendments will be made which by Law requires further approval by such holders without obtaining such further approval.

Section 9.08 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub or the Target may, subject to Section 2.03(c), (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Target Common Stock, no waiver will be made which by Law requires further approval by such holders without obtaining such further approval. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

Section 10.01 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 10.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with the terms set forth therein.

Section 10.02 Sole Remedy.

(a) The rights of the parties set forth in Article IX constitute the sole and exclusive basis, means of recourse and remedy for any and all claims or Liabilities arising under, out of or related to this Agreement or the transactions contemplated hereby; provided, however, that, subject to Section 9.06(d), either party may seek equitable relief, including the remedies of specific performance and injunction, with respect to any actual or attempted breach of this Agreement occurring before Closing or with respect to the breach of any covenant or agreement to be performed after Closing. No Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. Each party expressly waives and releases to the fullest extent permitted by Law any and all other remedies, entitlements and recourse it may have against the other parties now or in the future with respect to or for any and all claims or Liabilities arising under, out of, or related to this Agreement or the transactions contemplated hereby (whether in Law or in equity or whether in contract or in tort). None of the parties hereto will have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

(b) All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in Article IX. The parties have agreed that should any representations and warranties of any party prove untrue, the other parties will have the specific rights and remedies provided in Article IX as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in Law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation or warranty except for remedies based on intentional fraud in making one of the representations and warranties set forth in this Agreement.

Section 10.03 No Additional Representations; Non-Reliance. Except for the specific representations and warranties expressly made by the Target in this Agreement or the Disclosure Schedules, (a) the Target does not make and has not made any representation or warranty, express or implied, at Law or in equity, in respect of the Target, the Target’s assets or businesses, or any other related assets, liabilities, operations, prospects or conditions (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Target’s businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Target or the Target’s assets or businesses furnished to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (b) no Representative of the Target nor any other Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement. Parent and Merger Sub are engaging in the transactions contemplated by this Agreement subject only to the specific representations and warranties contained in Article V, as further limited by the specifically bargained-for exclusive remedies as set forth in Article IX. In addition, the Target has disclaimed and does hereby disclaim any representation or warranty made by any Representative of the Target or any other Person that is not contained in Article V. Therefore, each of Parent and Merger Sub disclaim (y) that it relies upon or has relied upon any representations or warranties not contained in Article V that may have been made by any Representative of the Target or any other Person, and (z) that the Target has any obligation or duty to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties not contained in Article V.

Section 10.04 Recourse. All claims or causes of action (whether in Law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are named parties to this Agreement. No Person who is not a named party to this Agreement, including any Representative of the Target (“Non-Party Affiliates”), will have any Liability (whether in Law or in equity, in contract or in tort, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any claims or Liabilities arising under, in connection with or related to this Agreement or for any claim based upon, in respect of, or by reason of this Agreement or its negotiation or execution, and each party hereto waives and releases all such claims and Liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 10.04.

Section 10.05 Disclosure Schedules.

(a) The disclosure of any matter in any Schedule referred to herein will be deemed to be a disclosure for all purposes of this Agreement where the applicability of such disclosure is reasonably apparent on the face of such disclosure. The disclosure of any matter in any Schedule will expressly not be deemed to constitute an admission by the Target, or otherwise to imply, that any such matter is material for the purposes of this Agreement.

(b) Prior to the Effective Time, the Target will deliver to Parent updates or supplements to the Disclosure Schedules containing any additions and changes to the Disclosure Schedules delivered on the date hereof to reflect any and all events, circumstances or changes that arise or become known to the Target after the date of this Agreement. Such delivery will not be deemed a waiver by Parent or Merger Sub of its closing condition contained in Section 8.01(a) to the extent such updates preclude the Target from delivering the certificate contemplated by such Section.

Section 10.06 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 10.07 Submission to Jurisdiction. Any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns will be brought and determined exclusively in the Chancery Court or the United States District Court sitting in the State of Delaware. Mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.09 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and will not assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.07, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.08 Waiver of Jury Trial. ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.08.

Section 10.09 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) one (1) Business Day after being sent by a nationally recognized overnight courier (receipt requested), or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.09):

If to Parent or Merger	Varsity Acquisition, LLC
Sub, to:	c/o Benesch Friedlander Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, Ohio 44114
Attention: Jim Hill or Leslie Drockton
Facsimile: (216) 363-4588
E-mail: jhill@beneschlaw.com;
ldrockton@beneschlaw.com

with a copy (which will	Benesch Friedlander Coplan & Aronoff LLP
not constitute notice to	200 Public Square, Suite 2300
Parent or Merger Sub)	Cleveland, Ohio 44114
to:	Attention: Jim Hill or Leslie Drockton
Facsimile: (216) 363-4588
E-mail: jhill@beneschlaw.com;
ldrockton@beneschlaw.com

If to the Target, to:	Veramark Technologies, Inc.
3650 Monroe Avenue
Pittsford, New York 14534
Attention: Anthony Mazzullo
Facsimile: (585) 383-6800
E-mail:tmazzullo@veramark.com

with a copy (which will	Harter Secrest & Emery LLP
not constitute notice to	1600 Bausch & Lomb Place
the Target) to:	Rochester, New York 14604
Attention: Thomas R. Anderson, Esq.
Facsimile: 585-232-2152
E-mail: tanderson@hselaw.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 10.10 No Third Party Beneficiaries. Except as provided in Section 7.08 and Section 10.04 (which will be to the benefit of the parties referred to in such Sections), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.12 Assignment. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder (whether by operation of law, change of control or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. No assignment will relieve the assigning party of any of its obligations hereunder.

Section 10.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by means of facsimile or e-mail of a PDF document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 10.14 Entire Agreement. This Agreement (including the Exhibits to this Agreement and the representations and warranties set forth herein), the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) and the Confidentiality Agreement, the statements in the body of this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERAMARK TECHNOLOGIES, INC.

By:	/s/ Anthony C. Mazzullo
Name: Anthony C. Mazzullo
Title: President and Chief Executive Officer

VARSITY ACQUISITION, LLC

By:	/s/ James Zedella
Name: James Zedella
Title: President

ALL BIG TEN HOLDINGS, INC.

By:	/s/ James Zedella
Name: James Zedella
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERAMARK TECHNOLOGIES, INC.

FIRST: The name of the Corporation is Veramark Technologies, Inc.

SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The number of shares for all classes of stock which the Corporation is authorized to have outstanding is Three Thousand (3,000), all of which shall be common shares, $.01 par value.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized: To make, alter or repeal the bylaws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation.

When and as authorized by the stockholders in accordance with this Certificate of Incorporation and applicable statutes, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration (which may consist, in whole or in part, of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations) as the Corporation’s Board of Directors shall deem appropriate and in the best interests of the Corporation.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH: A. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent, authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection B of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. If a claim under subsection A of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E. As used in this Article, references to “the Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

F. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

EXHIBIT B

Beneficial Ownership of Target Common Stock

Varsity Acquisition, LLC owns 255,023 shares of Target Common Stock.

EXHIBIT C

Form of Voting Agreement

(see attached)

EXHIBIT C

FORM OF

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of             , 2013 by and between Varsity Acquisition, LLC, a Delaware limited liability company (“Parent”), All Big Ten Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (“Stockholder”) of Veramark Technologies, Inc., a Delaware corporation (the “Target”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Target have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) a tender offer by Merger Sub (the “Offer”) to acquire all of the outstanding Target Common Stock at a price of $0.98 per share, net to the Selling Stockholder in cash, without interest (such amount, or any different amount per share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth in the Merger Agreement, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Target (the “Merger”) pursuant to which each share of Target Common Stock (other than shares of Target Common Stock owned by the Target, Parent or Merger Sub and Dissenting Shares that is then outstanding will thereupon be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of shares of Target Common Stock, Target Stock Options, and/or Target Stock Awards (collectively, the “Target Securities”), as is indicated on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Merger Agreement by Parent and Merger Sub, Stockholder (in Stockholder’s capacity as such) is hereby agreeing to tender and vote the Shares in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article IX thereof or (ii) the Effective Time.

(c) “Shares” shall mean (i) all issued shares of Target Common Stock Beneficially Owned by Stockholder as of the date hereof, and (ii) any additional shares of Target Common Stock that are issued to Stockholder upon the exercise by Stockholder of Target Stock Options or vesting of Target Stock Awards, or otherwise acquired by Stockholder, during the period from the date of this Agreement through the Expiration Date.

(d) A Person shall be deemed to have effected a “Transfer” of a Target Security if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Target Security or any interest in such Target Security, or (ii) enters into a Contract providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Target Security or any interest therein.

2. Transfer of Target Securities.

(a) Transfer Restrictions. From the date hereof until the Expiration Date, Stockholder shall not Transfer or cause or permit any Transfer of any of the Target Securities other than to Merger Sub (or Parent on Merger Sub’s behalf) pursuant to the Offer or the Merger.

(b) Transfer of Voting Rights. From the date hereof until the Expiration Date, Stockholder shall not (i) deposit, or permit the deposit of, any Shares in a voting trust, (ii) grant any proxy in respect of the Shares held by Stockholder, except for any revocable proxy granted by the Stockholder to the Target or the Target Board in connection with the election of directors or other routine matters, in each case voted on at the annual meeting of the Target and not in contravention of the obligations of Stockholder under this Agreement, or (iii) enter into any voting or similar Contract in contravention of the obligations of such Stockholder under this Agreement with respect to the voting of any of the Shares.

3. Agreement to Vote Shares.

(a) Unless otherwise directed in writing by Parent, from the date hereof until the Expiration Date, at any meeting of the Target stockholders called, and at any adjournment or postponement thereof, and on any action or approval by written consent of the Target stockholders, Stockholder (in Stockholder’s capacity as a stockholder) shall, or shall cause the holder of record of such Shares on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) in accordance with Delaware Law, and in favor of each of the other transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement;

2

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Target, (B) any sale, lease or transfer of any significant part of the assets of the Target, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Target, (D) any material change in the capitalization of the Target, or the corporate structure of the Target, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transaction contemplated by the Merger Agreement; and

(iv) against any action that would reasonably be expected to result in the failure of any conditions of the Offer to be satisfied.

(b) From the date hereof until the Expiration Date, in the event that a meeting of the Target stockholders is held, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) From the date hereof until the Expiration Date, Stockholder shall not enter into any Contract with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d) STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS JAMES ZEDELLA, IN HIS CAPACITY AS AN OFFICER OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE TARGET, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SHARES OWNED OR HELD BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 3(a) HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3(d) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 3(a) HEREOF, AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARENT, NOR ANY OF ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS OR OTHER REPRESENTATIVES, SHALL INCUR ANY LIABILITY TO STOCKHOLDER IN CONNECTION WITH OR AS A RESULT OF ANY EXERCISE OF THE PROXY GRANTED TO PARENT PURSUANT TO THIS SECTION 3(d), OTHER THAN FOR A BREACH OF THIS SECTION 3(d). NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

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4. Agreement to Tender. Unless the Expiration Date has occurred, Stockholder shall validly tender (and shall not withdraw) the Shares (including any Shares acquired by Stockholder after commencement of the Offer) pursuant to and in accordance with the terms of the Offer. Unless the Expiration Date has occurred, Stockholder shall, pursuant to and in accordance with the terms and conditions of the Offer, (a) deliver to the depositary designated in the Offer, (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares, if applicable, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Shares to tender such Shares in the Offer pursuant to the terms and conditions of the Offer. Unless the Expiration Date has occurred, Stockholder shall not tender the Shares into any exchange or tender offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent. Notwithstanding the foregoing, if the Expiration Date occurs due to a termination of the Merger Agreement pursuant to Article IX thereof after Stockholder has tendered any Shares in the Offer in accordance with this Section 4, Stockholder may withdraw any such Shares pursuant to and in accordance with the terms and conditions of the Offer.

5. Agreement Not to Exercise Appraisal Rights. Stockholder shall not exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares that may arise with respect to the Merger.

6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Target or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, including, without limitation, Section 3 or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Target or its stockholders.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Target Securities. All rights, ownership and economic benefits of and relating to the Target Securities shall remain vested in and belong to Stockholder and Parent and Merger Sub shall only have the authority to direct Stockholder in the voting of any of the Target Securities as provided herein.

8. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof that:

(a) Power; Binding Agreement. Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that Stockholder is, or any of Stockholder’s Target Securities are held by, a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder, and, assuming this Agreement constitutes a legally valid and binding obligation of Parent and Merger Sub, constitutes a legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. If applicable, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

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(b) No Conflicts. Except as set forth in the Merger Agreement, no Consent or permit of any Governmental Entity is necessary for the execution by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby. None of the execution and delivery by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder or the consummation by Stockholder of the transactions contemplated hereby will (i) in the event that Stockholder is, or any of Stockholder’s Target Securities are held by, a Person that is not an individual, conflict with or result in any breach of any organizational documents applicable to such Person, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material Contract or obligation of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, or (iii) violate any Law applicable to Stockholder or any of Stockholder’s properties or assets.

(c) Ownership of Target Securities. Stockholder (i) is the Beneficial Owner of the Target Securities as indicated on the signature page to this Agreement, all of which are free and clear of any Liens, (except any Liens arising hereunder), and (ii) does not own, beneficially or otherwise, any Target Securities other than the Target Securities indicated on the signature page to this Agreement.

(d) Voting Power. Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Target Stock Options.

(e) No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of Stockholder.

(f) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

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9. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to Stockholder as of the date hereof that:

(a) Power; Binding Agreement. Parent and Merger Sub each have all requisite power and authority to execute and deliver this Agreement, to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery by them of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a legally valid and binding obligation of Stockholder, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflicts. Except as set forth in the Merger Agreement, no Consent of any Governmental Entity is necessary for the execution by Parent or Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound, or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent or Merger Sub’s properties or assets, except in each case under clauses (ii) and (iii), where such violation, breach or default would not, individually or in the aggregate, have a material adverse effect on Parent and Merger Sub.

10. Disclosure. Stockholder hereby authorizes Parent to publish and disclose in (a) documents and schedules filed with the Securities and Exchange Commission, and (b) to the extent Stockholder consents in writing to any such publication or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed), any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto, Stockholder’s identity and ownership of Target Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Stockholder agrees promptly to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

11. Further Assurances. Subject to the terms and conditions of this Agreement, Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to fulfill Stockholder’s obligations under this Agreement.

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12. Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement.

13. Merger Agreement. Stockholder hereby acknowledges receipt of, and has had an opportunity to read and understand, and consult with independent counsel concerning, the Merger Agreement (including all exhibits and schedules thereto).

14. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement.

15. Miscellaneous.

(a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Amendments. Subject to Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

(d) Extension; Waiver. At any time and from time to time prior to the Expiration Date, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(e) Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of a remedy at law.

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(f) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g) Notices. All notices and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) one (1) Business Day after being sent by a nationally recognized overnight courier (receipt requested), or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 15(g):

If to Parent to:

Varsity Acquisition, LLC

c/o Benesch Friedlander Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Attention: Jim Hill or Leslie Drockton

Facsimile: (216) 363-4588

E-mail: jhill@beneshlaw.com; ldrockton@beneschlaw.com

with a copy (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Attention: Jim Hill or Leslie Drockton

Facsimile: (216) 363-4588

E-mail: jhill@beneshlaw.com; ldrockton@beneschlaw.com

If to Stockholder to:

To the address for notice set forth the signature page hereto.

with a copy (which shall not constitute notice) to:

Attention:

Facsimile:

E-mail:

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(h) No Third Party Beneficiaries. Each of Parent and Stockholder hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(j) Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court or the United States District Court sitting in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Entire Agreement. This Agreement and the Merger Agreement, together with the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(m) Certain Interpretations.

(i) Unless otherwise indicated, all references herein to Sections shall be deemed to refer to Sections of this Agreement.

(ii) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” (iii) Unless otherwise indicated, the term “or” shall not be deemed to be exclusive.

(iv) Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

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(vi) When reference is made herein to a Person, such reference shall be deemed to include (i) all direct and indirect Subsidiaries of such Person and (ii) any of its successors and permitted assigns, in each case, unless otherwise indicated or the context otherwise requires.

(vii) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(viii) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(ix) As used in this Agreement, (i) the masculine gender shall include the feminine and neuter genders, (ii) the feminine gender shall include the masculine and neuter genders and (iii) the neuter gender shall include masculine and feminine genders, in each case, whenever the context so requires.

(x) Unless otherwise indicated or the context otherwise requires, references in this Agreement to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(xi) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(xii) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, whether or not the Offer and the Merger are consummated.

(o) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

VARSITY ACQUISITION, LLC

By:
Name:
Title:

ALL BIG TEN HOLDINGS, INC.

By:
Name:
Title:

(SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

STOCKHOLDER:

(Name of Entity, if an entity)

By:

Name:

Title:
Address:

Facsimile:

Shares that are Beneficially Owned:

Target Shares

Target Shares issuable upon exercise of Target Stock Options or vesting of Target Stock Awards

(SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT)

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